Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated and effective as of October 13, 2015, is made by and between UNILIFE CORPORATION (“Unilife”), and JOHN C. RYAN (“Ryan”).

WHEREAS, Unilife and Ryan have entered into an employment agreement, dated as of September 15, 2014 (the “Agreement”), as amended by an agreement dated January 9, 2015, in connection with Ryan’s employment by Unilife;

WHEREAS, Section 14 of the Agreement provides that Unilife and Ryan may amend the Agreement by mutual agreement in writing; and

WHEREAS, Unilife and Ryan desire to amend the Agreement as set forth herein; and

WHEREAS, in consideration for Ryan’s continued employment, Unilife and Ryan desire to continue Ryan’s employment subject to the terms set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1. Section 3(a) of the Agreement is amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, effective with Unilife’s payroll ending October 9, 2015 and through December 31, 2015, Ryan’s base salary payable during such period shall be reduced by fifty percent (50%). Effective January 1, 2016, Ryan shall again be entitled to his base salary payable in accordance with Unilife’s standard payroll practices.

2. Section 4(e) of the Agreement is amended by adding the following sentence at the end thereof:

Notwithstanding the foregoing, effective with Unilife’s payroll ending October 9, 2015 and through December 31, 2015, Ryan shall directly and promptly reimburse Unilife for the automobile lease payments made by Unilife on Ryan’s behalf during this period. Effective January 1, 2016, Ryan shall no longer be required to directly reimburse Unilife for the automobile lease payments made by Unilife on Ryan’s behalf.

3. Section 6(b)(iv) of the Agreement is amended by adding the following paragraph at the end thereof:

Ryan acknowledges and agrees his voluntary acceptance of the reduction in his base salary under Section 3(a) and required reimbursement of automobile lease payments under section 4(e), effective with Unilife’s payroll ending October 9, 2015, constitutes a knowing and voluntary waiver of any opportunity to exercise the rights otherwise set forth in this Section 6(b)(iv) which may have arisen related to the change to the terms and conditions of his employment.

4. Capitalized terms not defined herein shall have the meaning set forth in the Agreement. This Amendment contains the entire agreement between the parties concerning the subject matter of this Amendment and supersedes any prior agreements or understandings between the parties concerning the subject matter of this Amendment, whether oral or written. The parties acknowledge, in entering into this Amendment that they have not relied upon any promise or inducement not specifically set forth herein. All other provisions of the Agreement and any prior amendments not modified or amended by this Amendment shall continue in full force and effect.

5. This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

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IN WITNESS HEREOF, and wishing to be legally bound, Unilife has caused this Amendment to be executed by its duly authorized officer, and Ryan has executed this Amendment, in each case on the date first set forth above.

UNILIFE CORPORATION

By:	/s/ Alan Shortall

Title:	Chairman and Chief Executive Officer

JOHN C. RYAN

/s/ John C. Ryan

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